SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2013

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ACRO, Inc.

(Exact name of registrant as specified in its charter)

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Nevada	000-50482	98-0377767
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1 Ben Gurion Street, Bnei Brak, Isreal
(Address of Principal Executive Offices) (Zip Code)

011-972-73-7963851
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item	8.01 –Other Events.

ACRO, Inc. has a wholly-owned subsidiary, Acrosec Ltd. (Acrosec), incorporated under the laws of the State of Israel. Effective January 1, 2009, we entered into an Intellectual Property Assignment and Services Termination Agreement with Acrosec Ltd., pursuant to which we affected a transfer of all of our intellectual property, including patents and technology, to Acrosec. Concurrently, the services agreement between us and Acrosec, dated March 7, 2007, pursuant to which Acrosec provided us certain research, development, manufacturing and management services, was terminated. The Intellectual Property Assignment and Services Termination Agreement effectively render ACRO as a holding company.

As of June 30, 2013, there was an outstanding debt of $ 249,170 due to ACRO by Acrosec. On June 30, 2013, ACRO and Acrosec entered into an agreement pursuant to which ACRO agreed to capitalize the debt for an additional share of Acrosec common stock. Acrosec remains a wholly owned subsidiary of ACRO.

Item	9.01. Financial Statements and Exhibits

(	c) Exhibits

2.1	Capitalization Agreement dated June 30, 2013 by and between ACRO, Inc. and Acrosec Ltd.

Date: June 30, 2013	ACRO, Inc.
	By	/s/ Asaf Porat
Name: Asaf Porat Title: President and Chief Executive Officer

DEBT CAPITALIZATION AGREEMENT

This Debt Capitalization Agreement ("Agreement"), entered into effective June 30, 2013, by and between Acrosec Ltd., an Israeli company wholly owned by ACRO, Inc. (“Acrosec”) and ACRO, Inc., a Nevada corporation (“ACRO”), in reference to the following:

WHEREAS, Acrosec Ltd. is indebted to ACRO, Inc. for an amount equal to approximately $ 249,170 (the "Debt");

WHEREAS, subject to certain conditions contained herein, ACRO has determined to capitalize the Debt in its entirety for an additional share of Acrosec common stock; and

WHEREAS, Acrosec has determined that the capitalization of the Debt and the issuance of an additional shares of Acrosec common stock are in the best interest of Acrosec.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the parties agree as follows:

1.	Debt Capitalization. ACRO hereby agrees to capitalize the Debt in its entirety for an additional share of Acrosec common stock.

2.	Representations and Warranties of ACRO. ACRO hereby represents and warrants to Acrosec as follows:

a.	Organization and Standing. ACRO is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.
b.	Authority. ACRO has full legal capacity and authority to enter into this Agreement and to perform the transactions contemplated herein. This Agreement is the legal, valid and binding obligation of ACRO and is enforceable in accordance with its terms.
c.	Litigation. There are no legal actions, suits, arbitration or other legal or administrative proceedings or governmental investigations pending or contemplated which would prevent the enforcement of this Agreement.

3.	Representations and Warranties of Acrosec. Acrosec hereby represents and warrants to ACRO as follows:

a.	Organization and Standing. Acrosec is a corporation duly organized, validly existing and in good standing under the laws of Israel.
b.	Corporate Authority. Acrosec has all the required corporate power and authority to enter into this Agreement and to perform the transactions contemplated herein. The execution and delivery by Acrosec of this Agreement and the consummation of all transactions contemplated herein have been duly and validly authorized. This Agreement is the legal, valid and binding obligation of Acrosec enforceable in accordance with its terms.
4.	Survival of Representations and Warranties. All representations and warranties of each party shall survive after the conclusion of this Agreement.

5.	Indemnification. Acrosec hereby agrees to indemnify and hold ACRO and its affiliates harmless against, in respect of, and shall on demand, reimburse it for:
a.	any and all loss, liability or damage suffered or incurred by ACRO by reason of any untrue representation, breach of warranty or nonfulfillment of any covenant or agreement by Acrosec contained herein or in any certificate, document or instrument delivered by ACRO hereunder; and
b.	any and all actions, suites, proceedings, claims, demand, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigation or attempting to avoid the same or to oppose the imposition thereto, or in enforcing this indemnity.
c.	any and all liabilities, costs, damages, penalties, assessments, remedies, claims, orders, judgments, and expenses of any kind or nature ("Claims") sustained, asserted or claimed by the ACRO, any third party, or Acrosec, as a result of, arising directly or indirectly from, or related in any manner to, Acrosec or its affiliates, subsidiaries, officers, directors, employees, agents, successors and assigns.

6.	General Release. Acrosec and its affiliates, subsidiaries, officers, directors, employees, agents, successors and assigns also release, discharge and forever acquit the ACRO and its affiliates from any and all Claims.

7.	Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada, United States of America.
8.	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and may be amended or modified only by an instrument in writing signed by the parties hereto.
9.	Notices. All notices and other communication to be given under or by reason of this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or by internationally recognized courier service, addressed as follows:

if to ACRO:

ACRO, Inc.

1 Ben Gurion Street

Bnei Brak, Israel

if to Acrosec:

1 Ben Gurion Street

Bnei Brak, Israel

IN WITNESS HEREOF, the parties hereto have executed this Agreement on the day and year first written above.

ACRO, Inc.:

Date: June 30, 2013	ACRO, Inc.
	By	/s/ Asaf Porat
Name: Asaf Porat Title: CEO

ACROSEC LTD.:

Date: June 30, 2013	ACRO, Inc.
	By	/s/ Asaf Porat
Name: Asaf Porat Title: CEO